EXHIBIT 10.16 –	Option Agreement between Mark Firstl, Gerdis Oil Company, Inc. and East Fork Biodiesel, LLC

OPTIONS BY EAST FORK BIODIESEL, LLC
TO PURCHASE REAL ESTATE

          THIS OPTION AGREEMENT (“Agreement’), made and entered into effective as of May 3, 2006, by and between the undersigned parties set forth under the “Optionor” heading on the signature page hereof (collectively, hereinafter “Optionor” or “Seller”) and East Fork Biodiesel, LLC, an Iowa limited liability company (hereinafter “Optionee” or “Buyer”).

          The consideration paid and payable from Optionee to Optionor for these grants of the Options herein is the sum of Five Thousand Dollars ($5,000.00), the payment of which shall be tendered by Optionee upon execution hereof by Optionor. The consideration herein shall only be refundable to Optionee in accordance with the terms and conditions in Paragraph 1.9 of this Agreement. If Option 1 herein is exercised, the consideration herein shall be credited against the purchase price paid at closing upon Option 1 also in accordance with the terms and conditions in Paragraph 1.9 of this Agreement.

OPTION 1

WITNESSETH

          WHEREAS, Optionor is the contract purchaser of that certain real estate situated in Kossuth County, Iowa, legally described as:

          That part of the Northwest Fractional Quarter (NWfr¼) of Section Five (5), Township Ninety-five (95) North, Range Twenty-eight (28), West of the 5th P.M., Kossuth County, Iowa, lying North of the Railroad right of way EXCEPT a tract as described by the Survey recorded in Book 8, Land Plats, Page 47 and also

EXCEPT therefrom commencing at the point of intersection of the West line of said Section 5, and the South line of U.S. Highway 18;
thence Easterly along the South line of said highway a distance of
1,118 feet to the point of beginning;
thence South 500 feet;
thence Easterly 725 feet;
thence North 500 feet to the South line of said highway;

          thence Westerly along the South line of said Highway to the point of beginning, and EXCEPT public highway conveyed to the State of Iowa by deeds recorded in Book 91, Page 530 and Book 90, Page 576; and

          WHEREAS, Optionee desires to acquire an option to purchase a portion of the real estate from Optionor; and

          WHEREAS, Optionor is willing to grant to Optionee an option to purchase the South 40 net surveyed acres of the above described real estate, with the survey to be prepared at Optionee’s expense, (the “Property”), all on the terms and conditions herein contained.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.1     Authority of Optionor; Grant of Option. Optionor hereby represents to Optionee that Optionor is the contract purchaser of the Property and has absolute and full right and authority to execute and perform the terms of this Agreement — subject to execution of the Consent herein by the Contract Seller. In that regard, Optionor shall promptly (within ten (10) days) after execution of this Agreement, deliver to Optionee evidence reasonably satisfactory to Optionee showing Optionor’s ownership of the Property and authority to execute and perform the terms of this Agreement including Optionor’s authority to convey to Optionee good and marketable title to the Property as contemplated by this Agreement. Optionor hereby grants to Optionee the exclusive right and option to purchase the Property and Optionor agrees to sell the Property to Optionee upon the exercise of the option at any time during the Option Period, as hereinafter set forth, for a purchase price of Four Hundred Thirty-two Thousand Five Hundred Dollars ($432,500.00), payable on the terms, in the amounts, and subject to the adjustments and to all the other conditions as set forth in Paragraph 1.9 of this Agreement.

          1.2     Option Period. The term of the option to purchase granted hereunder shall commence as of the date of this Agreement and continue for 30 days thereafter.

          1.3     Extension of Option Period. The term of the option to purchase granted hereunder shall be extended an additional 30 days upon payment from Optionee to Optionor of One Thousand Dollars ($1,000.00), provided the payment is made before the expiration of the initial 30 day option period under Paragraph 1.2. The consideration herein shall only be refundable to Optionee in accordance with the terms and conditions in Paragraph 1.9 of this Agreement. If the Option herein be exercised, the consideration herein shall be credited against the purchase price in accordance with the terms and conditions in Paragraph 1.9 of this Agreement.

          1.4     Exercise of Option. To exercise this option as provided above, Optionee shall deliver to Optionor written notice of Optionee’s intent to exercise the option specifying the “Closing Date.” Optionor shall thereupon be obligated to convey marketable fee simple title free and clear of all encumbrances except those items which Buyer agrees to in writing, in accordance with the purchase and sale terms specified in Paragraph 1.9. The Closing Date shall be on or about August 1, 2006, but may be earlier if requested by Optionee.

          1.5     Termination of Option. If Optionee does not exercise the option as set forth herein within the time and in the manner provided herein, this option to purchase shall expire, terminate and be void. Upon termination Optionee shall have no other or further interest in the Property and neither party shall have any liability or obligation to the other under this Agreement.

          1.6     Right of Access. During the Option Period, Optionee’s engineers, surveyors, employees and agents shall have the right, at Optionee’s sole cost and expense, to enter upon the Property, to survey the same and to conduct soil tests, water quality, percolation and related tests, drill test wells, conduct environmental tests and studies, and engineering studies, all as Optionee deems necessary, in Optionee’s sole judgment. Optionee shall defend, indemnify, and hold Optionor and the Property harmless, including attorneys’ fees and costs, from any and all liability, demands and claims (including, without limitation, claims by third parties resulting therefrom), and from any and all mechanic’s and/or materialmen’s liens resulting from any and all activity of Optionee and/or Optionee’s engineers, surveyors, employees or agents thereon.

          1.7     Farming. Optionor or its designee may plant all areas of the property for farming purposes at any time after the date hereof. If Optionee exercises this Option and the transaction proceeds to closing, Optionor or its designee shall be entitled to continue farming those portions of real estate for the 2006 crop year not needed by Optionee for its activities anywhere on the property. Optionee will reimburse Optionor or its designee for all crops planted that are subsequently destroyed beyond harvestibility by such activities of Optionee or its agents. Reimbursement from Optionee to Optionor shall be at a rate of Two Hundred Dollars ($200.00) per acre so destroyed.

          1.8     Assignment. Optionee may assign this Option Agreement or Optionee’s right hereunder, in whole or in part, with or without the consent of Optionor, if the transferee is a creditworthy, reputable person or entity, in Optionee’s reasonable judgment.

          1.9     Purchase and Sale Terms and Conditions. If Optionee exercises this option as provided above, Optionor (as Seller) and Optionee (as Buyer) will close on the purchase and sale of the Property on the Closing Date in accordance with the terms and conditions set forth in this Paragraph 1.9 as follows:

                    (a)     The purchase price for the Property shall be a total of Four Hundred Thirty-two Thousand Five Hundred Dollars ($432,500.00) payable at closing. Within fifteen (15) business days after receiving the notice of the exercise of this option, Seller shall deliver to Buyer an abstract of title to the Property which shall be updated and continued to the date of delivery to Buyer for Buyer’s examination, which date shall not be earlier than fifteen (15) days before the Closing Date. Buyer shall have ten (10) days after the receipt of the last updated abstract of title to object to any title matters upon its examination of the abstract of title and will notify Seller of the same. Seller shall promptly correct all such title objections to the satisfaction of Buyer and if such objections cannot be cured by the Closing Date, Seller shall promptly notify Buyer of such fact whereby Buyer, in its discretion, may extend the Closing Date to permit additional time for Seller to continue to diligently and promptly cure such objections, or if Seller cannot or refuses to cure such objections and make title marketable, Buyer may either terminate this Agreement and receive a refund of the option payment and/or extension payment, or close on the purchase and deduct the reasonable costs of curing such objections from the purchase price at closing. All abstracting costs shall be paid for by the Seller. All title examination costs shall be paid by Buyer.

                    (b)     At closing, Seller shall convey by Warranty Deed(s), the Property to Buyer as directed, free and clear of all liens, restrictions and encumbrances except for those items which Buyer has specifically agreed to in writing. Possession of the Property shall be delivered to Buyer at closing.

                    (c)     At closing, Seller shall pay all real estate taxes prorated to date of possession. Seller shall pay all special assessments which are levied or pending against the Property as of the Closing Date. Seller represents to Buyer that it has received no notice from any governmental authority of any public improvements to be constructed upon, or assessments which may be levied against, the Property in the future.

                    (d)     Seller shall maintain adequate insurance on the Property and shall bear all risk of loss until the Closing Date.

                    (e)     Buyer shall endeavor to minimize disruption to the Property when performing Buyer’s inspections, testing and other due diligence activities on the Property.

                    (f)     If Buyer or Seller breaches this Agreement or otherwise fails to perform or breaches the obligations to purchase or to sell the Property according to this Agreement on the Closing Date, the aggrieved party shall be entitled to exercise any and all remedies at law or in equity including without limitation commencing an action for damages and/or commencing a proceeding in equity to obtain Buyer’s or Seller’s specific performance of this Agreement, together with all costs and attorneys’ fees incurred by the aggrieved party in connection thereof to the extent permitted by law.

                    (g)     Seller represents and warrants to Buyer that the Property has not been used for generating, transporting, storing, treating or disposing of “hazardous substances” (as that term is defined under applicable federal, state and local laws), that the Property has not been used for disposal of waste or hazardous substances including agricultural chemicals such as fertilizers, herbicides or pesticides, and that no underground storage tanks are presently or have been located on the Property. Seller shall be responsible for removing any such hazardous substances and agricultural chemicals as its own cost prior to the Closing Date. Seller further represents and warrants to Buyer that there exists no judgment, lien, suit, action or legal, administrative, arbitration or other proceeding which would effect the Property or would prevent or limit the Seller from performing its obligations under this Agreement.

                    (h)     At closing, Seller shall pay for any transfer tax and revenue stamps necessary to effect the transfer of the Property to the Buyer and Buyer will pay the cost of any recording fees.

OPTION(S) 2

WITNESSETH

          WHEREAS, Optionor is the owner of that certain real estate situated in Kossuth County, Iowa, legally described as:

          The balance of:

          That part of the Northwest Fractional Quarter (NWfr¼) of Section Five (5), Township Ninety-five (95) North, Range Twenty-eight (28), West of the 5th P.M., Kossuth County, Iowa, lying North of the Railroad right of way EXCEPT a tract as described by the Survey recorded in Book 8, Land Plats, Page 47 and also

EXCEPT therefrom commencing at the point of intersection of the West line of said Section 5, and the South line of U.S. Highway 18;
thence Easterly along the South line of said highway a distance of
1,118 feet to the point of beginning;
thence South 500 feet;

thence Easterly 725 feet;
thence North 500 feet to the South line of said highway;
thence Westerly along the South line of said Highway to the point of beginning, and EXCEPT public highway conveyed to the State of Iowa by deeds recorded in Book 91, Page 530 and Book 90, Page 576.

          Not previously sold to Optionee under Option 1 (the “Property); and

          WHEREAS, Optionee desires to acquire options to purchase the Property or multiple portions thereof in ten (10) acre minimum parcels from the Optionor; and

          WHEREAS, Optionor is willing to grant to Optionee options to purchase the Property or multiple portions thereof in ten (10) acre minimum parcels, all on the terms and conditions herein contained.

          NOW, THEREFORE, the parties hereto agree as follows:

          2.1     Authority of Optionor; Grant of Option. Optionor hereby represents to Optionee that Optionor is the contract purchaser of the Property and has absolute and full right and authority to execute and perform the terms of this Agreement — subject to execution of the Consent herein by Contract Seller. In that regard, Optionor shall promptly (within ten (10) days) after execution of this Agreement, deliver to Optionee evidence reasonably satisfactory to Optionee showing Optionor’s ownership of the Property and authority to execute and perform the terms of this Agreement including Optionor’s authority to convey to Optionee good and marketable title to the Property as contemplated by this Agreement. Optionor hereby grants to Optionee the exclusive right and options to purchase the Property and Optionor agrees to sell the Property to Optionee upon the exercise of the options at any time during the Option(s) Period, as hereinafter set forth, for a purchase price of Twelve Thousand Five Hundred Dollars ($12,500.00) per net surveyed acre with the exact number of acres to be determined by Survey prepared at Optionee’s expense, payable on the terms, in the amounts, and subject to the adjustments and to all the other conditions as set forth in Paragraph 2.8 of this Agreement.

          2.2     Option(s) Period. The term of the options to purchase granted hereunder shall commence as of the date of this Agreement and continue for five (5) years thereafter.

          2.3     Exercise of Option. To exercise this option as provided above, Optionee shall deliver to Optionor written notice of Optionee’s intent to exercise the option specifying the “Closing Date.” Optionor shall thereupon be obligated to convey marketable fee simple title free and clear of all encumbrances except those items which Buyer agrees to in writing, in accordance with the purchase and sale terms specified in Paragraph 2.8. The Closing Date shall be no later than forty-five (45) days after the notice of exercise of the Option, but may be earlier if requested by Optionee.

          2.4     Termination of Option. If Optionee does not exercise the options as set forth herein within the time and in the manner provided herein, these options to purchase shall expire, terminate and be void. Upon termination Optionee shall have no other or further interest in the Property and neither party shall have any liability or obligation to the other under this Agreement.

          2.5      Right of Access. During the Option(s) Period, Optionee’s engineers, surveyors, employees and agents shall have the right, at Optionee’s sole cost and expense, to enter upon the Property, to survey the same and to conduct soil tests, water quality, percolation and related tests, drill test wells, conduct environmental tests and studies, and engineering studies, all as Optionee deems necessary, in Optionee’s sole judgment. Optionee shall defend, indemnify, and hold Optionor and the Property harmless, including attorneys’ fees and costs, from any and all liability, demands and claims (including, without limitation, claims by third parties resulting therefrom), and from any and all mechanic’s and/or materialmen’s liens resulting from any and all activity of Optionee and/or Optionee’s engineers, surveyors, employees or agents thereon.

          2.6     Farming. Optionor or its designee may plant all areas of the property for farming purposes at any time after the date hereof. If Optionee exercises these Options and the transaction proceeds to closing, Optionor or its designee shall be entitled to continue farming those portions of the property real estate in the crop year in which the exercise is made for those acres of property not needed by Optionee for its activities, anywhere on the property. Optionee will reimburse Optionor or its designee for all crops planted that are subsequently destroyed beyond harvestibility by such activities of Optionee or its agents. Reimbursement from Optionee to Optionor shall be at a rate of Two Hundred Dollars ($200.00) per acre so destroyed.

          2.7     Assignment. Optionee may assign this Option Agreement or Optionee’s right hereunder, in whole or in part, with or without the consent of Optionor, if the transferee is a creditworthy, reputable person or entity, in Optionee’s reasonable judgment.

          2.8     Purchase and Sale Terms and Conditions.  If Optionee exercises these options as provided above, Optionor (as Seller) and Optionee (as Buyer) will close on the purchase and sale of the Property on the Closing Date in accordance with the terms and conditions set forth in this Paragraph 2.8 as follows:

                     (a)     The purchase price for the Property shall be a total of Twelve Thousand Five Hundred Dollars ($12,500.00) per net surveyed acre with the exact number of acres to be determined by Survey prepared at Optionee’s expense all payable at closing. Buyer shall expand its existing abstract at its own cost to cover the property being purchased from Seller. Buyer shall object to any title matters upon its examination of the abstract of title and will notify Seller of the same. Seller shall promptly correct all such title objections to the satisfaction of Buyer and if such objections cannot be cured by the Closing Date, Seller shall promptly notify Buyer of such fact whereby Buyer, in its discretion, may extend the Closing Date to permit additional time for Seller to continue to diligently and promptly cure such objections, or if Seller cannot or refuses to cure such objections and make title marketable, Buyer may terminate this Agreement, or close on the purchase and deduct the reasonable costs of curing such objections from the purchase price at closing. All title examination costs shall be paid by Buyer.

                     (b)     At closing, Seller shall convey by Warranty Deed(s), the Property to Buyer as directed, free and clear of all liens, restrictions and encumbrances except for those items which Buyer has specifically agreed to in writing. Possession of the Property shall be delivered to Buyer at closing.

                     (c)      At closing, Seller shall pay all real estate taxes prorated to date of possession. Seller shall pay all special assessments which are levied or pending against the Property as of the Closing Date. Seller represents to Buyer that it has received no notice from any governmental authority of any public improvements to be constructed upon, or assessments which may be levied against, the Property in the future.

                     (d)      Seller shall maintain adequate insurance on the Property and shall bear all risk of loss until the Closing Date.

                     (e)     Buyer shall endeavor to minimize disruption to the Property when performing Buyer’s inspections, testing and other due diligence activities on the Property.

                     (f)      If Buyer or Seller breaches this Agreement or otherwise fails to perform or breaches the obligations to purchase or to sell the Property according to this Agreement on the Closing Date, the aggrieved party shall be entitled to exercise any and all remedies at law or in equity including without limitation commencing an action for damages and/or commencing a proceeding in equity to obtain Buyer’s or Seller’s specific performance of this Agreement, together with all costs and attorneys’ fees incurred by the aggrieved party in connection thereof to the extent permitted by law.

                    (g)     Seller represents and warrants to Buyer that the Property has not been used for generating, transporting, storing, treating or disposing of “hazardous substances” (as that term is defined under applicable federal, state and local laws), that the Property has not been used for disposal of waste or hazardous substances including agricultural chemicals such as fertilizers, herbicides or pesticides, and that no underground storage tanks are presently or have been located on the Property. Seller shall be responsible for removing any such hazardous substances and agricultural chemicals as its own cost prior to the Closing Date. Seller further represents and warrants to Buyer that there exists no judgment, lien, suit, action or legal, administrative, arbitration or other proceeding which would effect the Property or would prevent or limit the Seller from performing its obligations under this Agreement.

                    (h)     At closing, Seller shall pay for any transfer tax and revenue stamps necessary to effect the transfer of the Property to the Buyer and Buyer will pay the cost of any recording fees.

GENERAL PROVISIONS APPLICABLE
TO OPTION 1 AND OPTION(S) 2

          3.1      Notices. Wherever in this Option Agreement it shall be required or permitted that notice or demand be given or served by either party, such notice or demand shall be given or served, and shall not be deemed to have been duly given or served, unless in writing and forwarded by certified mail, postage prepaid, return receipt requested, addressed as follows:

To Optionor:	Mark Ferstl
1500 East McGregor
Algona, IA 50511

and

Thomas W. Lipps
6 East State Street
P.O. Box 575
Algona, IA 50511

To Optionee:	East Fork Biodiesel, LLC
c/o Kenneth M. Clark, Manager.
P.O. Box 21
Algona, IA 50511

and

Michael E. Gabor
Buchanan, Bibler, Buchanan & Gabor
111 North Dodge Street
P.O. Box 617
Algona, IA 50511

Notice shall be effective three (3) days after the date of mailing, if mailed. Such addresses may be changed from time to time by either party serving written notice as above provided.

          3.2     Like-Kind Exchange. It may be the intention of the Optionor to dispose of the property(ies) as part of a tax-deferred exchange, as defined in Internal Revenue Code Section 1031. The Optionee agrees to cooperate with Optionor and any qualified intermediary by executing any documentation reasonably necessary to affect said exchange. In doing so, Optionee shall bear no additional cost nor liability as a result of the Optionor’s intent to exchange this property. Performance under said Option is not conditioned on the Optionee’s ability to affect said exchange.

          3.3     Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, personal representatives, successors and assigns of the parties hereto. Time is of the essence in the performance of this Agreement. This Agreement contains the entire agreement and understandings of the parties hereto. This Agreement may not be modified or amended except in a writing signed by the Seller and the Buyer. Each party agrees to pay their own legal fees and other fees incurred in connection with the negotiation, execution and performance of this Agreement except as otherwise required in the event of a breach. Upon request each party will execute a recordable memorandum of this Agreement and agrees such memorandum may be duly recorded. This Agreement may be executed in one or more counterparts, each of which is an original and all of which together shall constitute one and the same instrument.

          3.3     Survival of Provisions. Any provision herein not obviated by the delivery of any Deed through the Doctrine of Merger or operation of law shall survive the closing of any transaction herein contemplated.

CONTRACT SELLER’S CONSENT TO OPTIONS
AND AGREEMENT TO SATISFY UNDERLYING CONTRACT

          In consideration of Five Thousand Dollars ($5,000.00) in hand paid from Optionee, Gerdis Oil Company, Inc., by Donald D. Gerdis, President, does hereby consent to the foregoing Options and agrees to permit satisfaction or partial satisfaction of the original Contract (Book 264, L.M., Page 182) as amended (Document No. 2006-1378) by Deed(s) upon closings of said Options. At the closing of Option 1,. only, Contract Seller shall be entitled to an additional one-time satisfaction payment of Ten Thousand Dollars ($10,000.00). Thereafter, upon the closing of any successive Option, Contract Seller shall not be entitled to any further consideration for the Deeds in additional satisfaction or partial satisfaction of the Contract.

As to the closing of the transactions upon said Options, only, this Consent shall specifically supercede the prepayment provisions of Paragraph 3 of the Contract Amendment.

           IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the day and year first above written and Optionor and Contract Seller agree to take such additional steps and actions including execution of such instruments and other documents as are reasonably necessary to effectuate the intentions of the parties.

OPTIONEE:

EAST FORK BIODIESEL, LLC

By:

Kenneth M. Clark, Manager

OPTIONOR:

Mark Ferstl

CONTRACT SELLER:

GERDIS OIL COMPANY, INC.

By:

Donald D. Gerdis, President

STATE OF IOWA	)
) ss:
COUNTY OF KOSSUTH	)

          On this 4th day of May, 2006, before me, a Notary Public in and for said county and state, personally appeared Kenneth M. Clark, to me personally know, who being by me duly sworn or affirmed did say that he is Manager of said Limited Liability Company, that said instrument was signed on behalf of the said Limited Liability Company by authority of its members and the said Manager acknowledged the execution of said instrument to be the voluntary act and deed of said Limited Liability Company by it voluntarily executed.

Notary Public in and for said County and State

STATE OF IOWA	)
) ss:
COUNTY OF KOSSUTH	)

          On this 3 day of May, 2006, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Mark Ferstl, a single person, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

Notary Public in and for said County and State.

STATE OF IOWA	)
) ss:
COUNTY OF KOSSUTH	)

          On this 3 day of May, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Donald D. Gerdis, to me personally known, who, being by me duly sworn, did say that he is the President of said corporation executing the within and foregoing instrument, and that the said Donald D. Gerdis, as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

Notary Public in and for said County and State.